METROPOLITAN SERIES FUND, INC.

EXPENSE AGREEMENT

AGREEMENT dated as of May 1, 2010 by and between Metropolitan Series Fund, Inc., a Maryland corporation (the “Fund”), and MetLife Advisers, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser is the investment adviser of several series of shares of common stock (each, a “Portfolio”) of the Fund pursuant to separate investment advisory agreements relating to each Portfolio; and

WHEREAS, the shares of each Portfolio have been divided into two or more classes of shares (each, a “Class”);

NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

1. Until April 30, 2011, the Adviser will waive such portion of the fees payable to it under the investment management agreement relating to each Portfolio listed in this Section 1, or pay such portion of the other operating expenses (excluding brokerage costs, interest, taxes or extraordinary expenses) (“Operating Expenses”) allocable to each Class incurred in the operation of each Portfolio, as is necessary to reduce the total Operating Expenses of each Class of each Portfolio to the following annual percentages of the average daily net assets of the respective Class of each Portfolio as set forth below:

Portfolio/Class	Percentage
MetLife Aggressive Allocation Portfolio – Class A	0.10
MetLife Aggressive Allocation Portfolio – Class B	0.35

MetLife Conservative Allocation Portfolio – Class A	0.10
MetLife Conservative Allocation Portfolio – Class B	0.35

MetLife Conservative to Moderate Allocation Portfolio – Class A	0.10
MetLife Conservative to Moderate Allocation Portfolio – Class B	0.35

MetLife Moderate Allocation Portfolio – Class A	0.10
MetLife Moderate Allocation Portfolio – Class B	0.35

MetLife Moderate to Aggressive Allocation Portfolio – Class A	0.10
MetLife Moderate to Aggressive Allocation Portfolio – Class B	0.35

2. In addition, until April 30, 2011, the Adviser will waive such portion of the Management Fee payable to it under the investment management agreement relating to each Portfolio listed in this Section 2, as is necessary to reduce the total Management Fee of each Class of each Portfolio to the following annual percentages of the average daily net assets of the respective Class of each Portfolio as set forth below:

Portfolio/Class	Percentage Before Waiver	Percentage After Waiver
Artio International Stock Portfolio – Class A, B and E	0.86 of the first $500M 0.80 of the next $500M 0.75 of the excess over $1B	0.81 of the first $500M 0.78 of next $500M 0.75 of the excess over $1B

Barclays Capital Aggregate Bond Index Portfolio – Class A, B, E and G	0.25	0.243

BlackRock Bond Income Portfolio – Class A, B and E	0.40 of the first $1B 0.35 of the next $1B 0.30 of the next $1B 0.25 of the excess over $3B	0.370 of the first $1B 0.325 of the next $2.4B 0.25 of the excess over $3.4B

BlackRock Legacy Large Cap Growth Portfolio – Class A, B and E	0.730 of the first $1 B 0.650 of the excess over $1B	0.730 of the first $300M 0.705 of the next $700M 0.650 of the excess over $1B

BlackRock Money Market Portfolio – Class A, B and E	0.35 of the first $1B 0.30 of the next $1B 0.25 of the excess over $2B	0.325 of the first $1B

Davis Venture Value Portfolio – Class A, B and E	0.75 of the first $1B 0.70 of next $2B 0.65 of the excess over $3B	0.75 of the first $50M 0.70 of the next $450M 0.65 of the next $4B 0.625 of the excess over $4.5B

Jennison Growth Portfolio – Class A, B and E	0.700 of the first $200M 0.650 of the next $300M 0.600 of the next $1.5B 0.550 of the excess of $2B	0.700 of the first $200M 0.650 of the next $100M 0.600 of the next $200M 0.550 of the next $1.3B 0.520 of the next $200M 0.470 of the excess of $2B

Loomis Sayles Small Cap Core Portfolio – Class A, B and E	0.90 of the first $500M 0.85 of the excess over $500M	0.85 of the first $500M 0.80 of the excess over $500M

Loomis Sayles Small Cap Growth Portfolio – Class A, B and E	0.90 of the first $500M 0.85 of the excess over $500M	0.85 of the first $100M 0.80 of the excess over $100M

MetLife Mid Cap Stock Index Portfolio – Class A, B, E and G	0.25	0.243

MetLife Stock Index Portfolio – Class A, B, E, D and G	0.25	0.243

MFS Value Portfolio – Class A, B and E	0.75 of first $250M 0.70 of next $2.25B 0.675 of next $2.5B 0.650 of the excess over $5B	0.65 of the first $1.25B 0.60 of the next $250M 0.50 of the excess over $1.5B

Morgan Stanley EAFE® Index Portfolio – Class A, B, E and G	0.30	0.293

Neuberger Berman Genesis Portfolio – Class A, B and E	0.850 of the first $500M 0.800 of the next $500M 0.750 of the excess $1B	0.825 of the first $500M 0.800 of the next $500M 0.750 of the excess $1B

Russell 2000® Index Portfolio – Class A, B, E and G	0.25	0.243

T. Rowe Price Large Cap Growth Portfolio – Class A, B and E	0.65 of the first $50M 0.60 of the excess over $50M	0.635 of the first $50M 0.60 of the excess over $50M

Western Asset Management Strategic Portfolio – Class A, B and E	0.650 of the first $500M 0.550 of the excess of $500M	0.595 of the first $500M 0.550 of the excess of $500M

Western Asset Management U.S. Government Portfolio – Class A, B and E	0.550 of the first $500M 0.450 of the excess of $500M	0.550 of the first $200M 0.500 of the next $300M 0.450 of the excess of $500M

3. The Fund, on behalf of each Portfolio, agrees to repay to the Adviser the amount of fees waived and expenses borne by the Adviser with respect to each Class of MetLife Conservative Portfolio, MetLife Conservative to Moderate Portfolio, MetLife Moderate Portfolio, MetLife Moderate to Aggressive Portfolio and MetLife Aggressive Portfolio pursuant to Section 1 of this Agreement, subject to the limitations provided in this Section 3. Such repayment shall be made monthly, but only if the Operating Expenses of the Class in question, without regard to such repayment, are at an annual rate (as a percentage of average daily net assets of that Class) based on that Portfolio’s then-current fiscal year that is less than the percentage rate for such Class as set forth in Section 1. Furthermore, the amount repaid by the Fund in any month shall be limited so that the sum of (a) the amount of such repayment and (b) the other Operating Expenses allocable to the Class do not exceed the annual rate (as a percentage of that Class’ average daily net assets) for such Class as set forth in Section 1.

Amounts of fees waived and expenses borne by the Adviser with respect to expenses allocable to each Class pursuant to Section 1 during any fiscal year of the applicable Portfolio shall not be repayable if the amounts allocable to such Class and repayable by the Fund pursuant to the immediately preceding two sentences during the period ending five years after the end of such fiscal year in the case of MetLife Conservative Portfolio, MetLife Conservative to Moderate Portfolio, MetLife Moderate Portfolio, MetLife Moderate to Aggressive Portfolio and MetLife Aggressive Portfolio are not sufficient to completely repay such amounts of fees waived and expenses borne. In no event will the Fund be obligated to repay any fees waived or expenses allocable to any Class borne by the Adviser with respect to any other Class.

4. The Adviser may by notice in writing to the Fund terminate its obligation under Sections 1 and 2 to waive fees or bear expenses with respect to any Portfolio following April 30, 2011 (or change the percentage specified in Sections 1 and 2 with respect to each Portfolio), but no such change shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of fees waived or expenses borne by the Adviser during periods prior to the date specified in such notice, if any such obligation is in effect pursuant to Section 3 herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

METROPOLITAN SERIES FUND, INC.

By:	/s/ Elizabeth M. Forget
Elizabeth M. Forget
President, Chief Executive Officer and Chairman

METLIFE ADVISERS, LLC

By:	/s/ Alan C. Leland
Alan C. Leland
Chief Financial Officer & Treasurer